Exhibit 99.1
For Immediate Release — January 9, 2009
Telular Corporation and Simcoe Partners Announce Settlement of Proxy Contest
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in transforming analog into wireless communications, and Simcoe Partners, L.P., today announced that they have reached an agreement to settle their pending proxy contest relating to Telular’s 2009 Annual Meeting of the Stockholders.
Under the terms of the settlement, Telular has agreed to nominate, as a new director, Simcoe’s candidate Jeffrey Jacobowitz, founder and managing partner of Simcoe Partners, a significant Telular shareholder. Mr. Jacobowitz will be added to Telular’s slate of the following continuing directors: Lawrence S. Barker, Joseph A. Beatty, Betsy Bernard, Brian J. Clucas, Larry J. Ford and M. Brian McCarthy. All of these candidates will be nominated to serve for a term to expire in 2010. As part of the settlement agreement, Simcoe, which beneficially owns 950,000 shares, or 5.1% of Telular common stock, has agreed to cease its own proxy solicitation, withdraw its nominees for consideration at the 2009 Annual Meeting of the Stockholders, and to vote its shares of Telular common stock in support of the Board’s nominees.
In view of the settlement agreement with Simcoe and the termination of the proxy contest, John Berndt, who has served on Telular’s Board of Directors since 1996, has announced that he will retire from the Board of Directors and will not stand for re-election. Additionally, a new Chairman of the Board will be determined by its members at the Board’s first regular meeting, immediately following the Annual Stockholders’ Meeting.
“We are pleased to have reached an agreement, which ultimately we believe is in the best interest of all Telular stockholders,” said Joe Beatty, President and CEO of Telular. “We remain focused on a number of opportunities ahead of us in new markets and geographies. I believe the proposed slate of directors will best advise the Company to achieve these strategic initiatives. “
Jeffrey Jacobowitz has nearly 15 years of investment, finance and accounting experience at Robotti & Company, Private Capital Management and Deloitte & Touche LLP. Simcoe Partners invests primarily in publicly traded small capitalization companies it believes are undervalued.

Mr. Jacobowitz said, “I believe that Telular shares are substantially undervalued and that numerous opportunities exist to unlock that value. I look forward to working closely with Joe Beatty and the board for the benefit of all shareholders.”
Addressing Mr. Berndt’s decision to retire, Mr. Beatty added, “I would like to thank John for his 12 years of service and commitment to Telular. John has provided a wealth of knowledge and guidance, and his advice and commitment have been critical to the success of Telular during his tenure. We wish him well in all his future endeavors.”
Mr. Berndt commented, “I am grateful for the opportunity to have worked with an extraordinary team at this fine company, and have great confidence in its future.”
Telular will prepare a supplement to its Proxy Statement with the Securities and Exchange Commission, along with a new voting card to reflect the new nominee, which will be mailed to its shareholders.
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling analog devices such as phones, faxes and computers to link directly with existing wireless connections. With over 20 years of experience in the wireless industry, Telular Corporation has developed patented technologies, providing businesses and consumers a bridge between their multiple communications technologies and a single wireless connection, delivering remote extension capabilities and access to voice, fax and data streams without significant network investment or disruption. Headquartered in Chicago, IL, Telular Corporation has sales offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com

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